Exhibit 5.1

Baker & McKenzie LLP 815 Connecticut Avenue, N.W. Washington, DC 20006-4078 United States Tel: +1 202 452 7000 Fax: +1 202 452 7074 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia**

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre**

Rio de Janeiro**

Santiago

Sao Paulo**

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

*	Associated Firm
**	In cooperation with Trench, Rossi e Watanabe Advogados

June 13, 2014

Sotherly Hotels Inc.

410 W. Francis Street

Williamsburg, VA 23185

RE:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) with an aggregate offering price of up to $23,400,000.

We have examined instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed:

(a)	the authenticity of original documents and the genuineness of all signatures;

(b)	the conformity to the originals of all documents submitted to us as copies;

(c)	the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed;

(d)	that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and will comply with all applicable laws;

(e)	that the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;

(f)	that a prospectus supplement will have been filed with the Commission describing the Shares offered thereby and will comply with all applicable laws;

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

(g)	that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

(h)	that the offer, issuance, sale and delivery of the Shares will not violate any applicable law or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(i)	that a definitive underwriting, purchase or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(j)	with respect to any Shares offered, that there will be sufficient shares of common stock authorized under the Company’s articles of incorporation and not otherwise reserved for issuance;

(k)	that the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Articles of Amendment and Restatement of the Company; and

(l)	(i) that no more than 5,611,511 Shares will be sold, based on a sale price of $4.17 per share, representing the lowest reported closing price of the Company’s common stock on the NASDAQ Global Market within one year of the date of this opinion letter and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

Based on such examination and assumptions, we are of the opinion that the Shares to be issued pursuant to the Registration Statement will be duly and validly authorized and issued and will be fully paid and non-assessable when:

(a)	the board of directors of the Company or a duly constituted and acting committee thereof (the board of directors or such committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and the terms of the offering of the Shares and related matters; and

(b)	certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board and upon payment of the consideration therefor (which consideration per share is not less than the par value per Share).

The opinions expressed above are limited to the laws of the State of Maryland (including all applicable provisions of the Maryland constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you of developments occurring after the date hereof or of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part hereof. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER MCKENZIE LLP

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